Exhibit 4.b.4

POOLING AGREEMENT

THIS AGREEMENT dated as of the  12

th of February, 2004

AMONG:

TOURNIGAN GOLD CORPORATION of 301-700 West Pender Street, Vancouver, B.C. V6C 1G8

(the “Company”)

OF THE FIRST PART

AND:

STRONGBOW EXPLORATION INC., of 1300-409 Granville Street, Vancouver, B.C.

(the “Pooled Shareholder”)

OF THE SECOND PART

WITNESSES THAT WHEREAS in contemplation of an acquisition by the Company from the Pooled Shareholder pursuant to an agreement dated February 12, 2004 (the “Share Purchase Agreement”), the Company has issued 5,000,000 of its common shares (the “Securities”), and the Pooled Shareholder has agreed to place in pool all of the Securities to be held in accordance with this Pooling Agreement;

AND WHEREAS the Company has issued the Securities under five share certificates for 1,000,000 common shares each (the “Share Certificates”) each containing a legend as specified in this Pooling Agreement;

NOW THEREFORE in consideration of the premises and in further consideration of the mutual covenants and conditions hereinafter contained, the parties hereto agree as follows:

1.

In this Agreement:

(a)

“Additional Securities” means securities (including a right to acquire securities) that the Pooled Shareholder acquires after the date upon which this Agreement is executed that are:

(i)

securities of the Company acquired:

(A)

as a dividend or other distribution on the Securities;

(B)

upon the exercise of a right of purchase, conversion or exchange attaching to the Securities; or

(C)

upon a subdivision or compulsory conversion or exchange of Securities; or

(ii)

New Securities of a Successor Issuer acquired by the Pooled Shareholder which are subject to this Agreement.

(b)

“Combination” means a bona fide formal take-over bid, plan of arrangement, amalgamation, merger or similar transaction;

(c)

“Company” means Tournigan Gold Corporation, a company governed by the laws of British Columbia and listed on the Exchange;

(d)

“Curraghinalt Project” means the gold project located in Northern Island that is held by Ulster and more particularly defined as the "Properties" in the Option Agreement dated February 3, 2003 between the Pooled Shareholder, Ulster and the Company, identified as relating to Curraghinalt;

(e)

“Exchange” means the TSX Venture Exchange;

(f)

“Exchange Notice” means, as applicable, the notice issued by the Exchange announcing acceptance of the Share Purchase Agreement which resulted in the Company’s obligation to issue the Securities;

(e)

“Exchange Requirements” has the meaning set out in Policy 1.1 – Interpretation of the Exchange;

(f)

“New Securities” means Options (as defined in Policy 5.4) and equity securities of an issuer that carry a residual right to participate in the earnings of the issuer and, upon the liquidation or winding up of the issuer, in its assets, where such securities are issued to the Pooled Shareholder in connection with a Combination;

(g)

“Pooled Shareholder” means Strongbow Exploration Inc., a company governed by the laws of Canada and listed on the Exchange;

(h)

“Securities” has the meaning given to that term in Recital A hereto;

(i)

“Share Certificates” means the five share certificates issued by the Company pursuant to the Share Purchase Agreement to the Pooled Shareholder for 1,000,000 common shares each;

(j)

“Share Purchase Agreement” means the agreement dated February 12, 2004 between the Company and Strongbow Resources Inc. (a predecessor company of the Pooled Shareholder) and Ulster for the purchase and sale of all of the issued and outstanding shares of Ulster and thereby the Curraghinalt Project;

(k)

“Successor Issuer”, with respect to the Company, means an issuer that issues securities to the Pooled Shareholder in connection with a Combination involving the Company;

(l)

“Ulster” means Ulster Minerals Ltd., a company governed by the laws of Northern Ireland;

2.

The Pooled Shareholder hereby agrees with the Company to pool all such Securities or Additional Securities which the Pooled Shareholder has been issued or will later be issued and receive from time to time from the Company pursuant to the Share Purchase Agreement.

3.

The purpose of the pool is to help preserve an orderly market for the Common Shares.

4.

The Pooled Shareholder agrees to pool the Securities and release the Securities pursuant to the terms of this Agreement.

5.

The Pooled Shareholder agrees that the Share Certificates representing the Securities shall contain legends as follows:

Without prior written approval of the TSX Venture Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypothecated or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [4 months + 1 day after the date hereof]."

Unless permitted under securities legislation, the holder of the securities shall not trade the securities before [4 months + 1 day after the date hereof].

The securities represented by this Certificate are subject to the terms of a Pooling Agreement between the issuer and Strongbow Exploration Inc. and may not be sold, transferred or assigned before [Date of Release under this Agreement].

6.

Subject to the provisions of Section 7 below, the Pooled Shareholder shall not, during the term of this Agreement, sell, deal in, assign or transfer in any manner whatsoever or agree to sell, any of the Securities at any given time, except:

(a)

as may occur pursuant to bankruptcy proceedings of the Pooled Shareholder; or

(b)

if a bona fide takeover bid is made for all the shares of the Company, and is accepted by the holders (including the Pooled Shareholder) of the minimum number of shares of the Company specified in such takeover bid; or

(c)

if the Pooled Shareholder has provided notice to the Company of a proposed sale of the Securities or a portion thereof and the Company has not:

(i)

notified the Pooled Shareholder within 15 days of the notice of proposed sale, of a buyer arranged by the Company who is prepared to enter into an agreement with the Pooled Shareholder to purchase the Securities or such portion offered thereof and pay market price for the Securities;

(ii)

such buyer arranged pursuant to Section 6(c)(i) above has not provided payment to the Pooled Shareholder for such the Securities, or such portion thereof to be sold, within 30 days of the Pooled Shareholder’s notice of proposed sale; or

(iii)

the Pooled Shareholder is not satisfied that a transaction as arranged by the Company pursuant to Section 6(c)(i) above can be completed in compliance with applicable securities laws.

7.

The Securities will be released under this Agreement to the Pooled Shareholder in equal semi-annual 1,000,000 share instalments as set out in Schedule “A” to this Agreement over a two year period commencing on the date of the Exchange Notice.

8.

This Agreement shall enure to the benefit of and be binding upon the parties hereto, their and each of their heirs, executors, administrators, successors and permitted assigns.

9.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

10.

This Agreement may be executed by the parties and transmitted by telecopy and if so executed and transmitted this Agreement shall for all purposes be as effective as if the parties had delivered an executed original Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as and from the day and year first above written.

THE COMMON SEAL of TOURNIGAN GOLD CORPORATION was hereunto affixed in the presence of: “Garry Stock” Authorized Signatory “Nancy La Couvée” Authorized Signatory	) ) ) ) ) ) ) ) ) ) )	C/S
THE COMMON SEAL of STRONGBOW EXPLORATION INC. was hereunto affixed in the presence of: “Grenville Thomas” Authorized Signatory ”William Wolfe” Authorized Signatory	) ) ) ) ) ) ) ) ) ) )	C/S

SCHEDULE A

RELEASE OF SECURITIES

Release #	Legend/ Release Dates	Percentage of Total Securities to be Released	Total Number of Securities to be Released
1	On receipt of Exchange Notice	20% of Pooled Securities	1,000,000
2	Six months following Exchange Notice	20% of Pooled Securities	1,000,000
3	12 months following Exchange Notice	20% of Pooled Securities	1,000,000
4	18 months following Exchange Notice	20% of Pooled Securities	1,000,000
5	24 months following Exchange Notice	20% of Pooled Securities	1,000,000
	TOTAL	100%	5,000,000